EXHIBIT 23


                        INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-67097 for the Share Owner Dividend Reinvestment and Stock Purchase Plan of Berkshire Energy Resources (as successor to The Berkshire Gas Company)on Form S-3 of our reports dated August 12, 1998, appearing in the Annual Report on Form 10-K of The Berkshire Gas Company for the year ended June 30, 1998, and The Berkshire Gas Company's Annual Report to Shareholders for the year ended June 30, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Post-Effective Amendment.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Hartford, Connecticut
June 18, 1999